Exhibit 99.2
ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
OVERVIEW
Background
Monsanto Company, along with its subsidiaries, is a leading global provider of agricultural products for farmers. Our seeds, biotechnology trait products, and herbicides provide farmers with solutions that improve productivity, reduce the costs of farming, and produce better foods for consumers and better feed for animals.
We manage our business in two segments: Seeds and Genomics and Agricultural Productivity. Through our Seeds and Genomics segment, we produce leading seed brands, including DEKALB, ASGROW, DELTAPINE, SEMINIS and DE RUITER, and we develop biotechnology traits that assist farmers in controlling insects and weeds. We also provide other seed companies with genetic material and biotechnology traits for their seed brands. Through our Agricultural Productivity segment, we manufacture ROUNDUP and HARNESS brand herbicides and other herbicides.
In the fourth quarter of 2008, we entered into an agreement to divest the Dairy business. This transaction was consummated on Oct. 1, 2008. As a result, financial statements have been prepared in compliance with the provisions of the Property, Plant and Equipment topic of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC). Accordingly, the Statements of Consolidated Operations have been conformed to this presentation. The Dairy business was previously reported as part of the Agricultural Productivity segment. See Note 23 — Discontinued Operations — for further details.
Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) should be read in conjunction with Monsanto’s consolidated financial statements and the accompanying notes. This Report on Form 10-Q should also be read in conjunction with Monsanto’s Report on Form 10-K for the fiscal year ended Aug. 31, 2010. Financial information for the first three months of fiscal year 2011 should not be annualized because of the seasonality of our business. The notes to the consolidated financial statements referred to throughout this MD&A are included in Part I — Item 1 — Financial Statements — of this Report on Form 10-Q. Unless otherwise indicated, “Monsanto,” the “company,” “we,” “our” and “us” are used interchangeably to refer to Monsanto Company or to Monsanto Company and its consolidated subsidiaries, as appropriate to the context. Unless otherwise indicated, “earnings (loss) per share” and “per share” mean diluted earnings (loss) per share. Unless otherwise noted, all amounts and analyses are based on continuing operations. Unless otherwise indicated, trademarks owned or licensed by Monsanto or its subsidiaries are shown in all capital letters. Unless otherwise indicated, references to “ROUNDUP herbicides” mean ROUNDUP branded herbicides, excluding all lawn-and-garden herbicides, and references to “ROUNDUP and other glyphosate-based herbicides” exclude all lawn-and-garden herbicides.
Non-GAAP Financial Measures
MD&A includes financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), as well as two other financial measures, EBIT and free cash flow, that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. The presentation of EBIT and free cash flow information is intended to supplement investors’ understanding of our operating performance and liquidity. Our EBIT and free cash flow measures may not be comparable to other companies’ EBIT and free cash flow measures. Furthermore, these measures are not intended to replace net income, cash flows, financial position, or comprehensive income, as determined in accordance with GAAP.
EBIT is defined as earnings (loss) before interest and taxes. Earnings is intended to mean net income (loss) as presented in the Statements of Consolidated Operations under GAAP. EBIT is the primary operating performance measure for our two business segments. We believe that EBIT is useful to investors and management to demonstrate the operational profitability of our segments by excluding interest and taxes, which are generally accounted for across the entire company on a consolidated basis. EBIT is also one of the measures used by Monsanto management to determine resource allocations within the company. See Note 22 — Segment Information — for a reconciliation of EBIT to net income (loss) for the three months ended Nov. 30, 2010, and Nov. 30, 2009.

We also provide information regarding free cash flow, an important liquidity measure for Monsanto. We define free cash flow as the total of net cash provided or required by operating activities and provided or required by investing activities. We believe that free cash flow is useful to investors and management as a measure of the ability of our business to generate cash. This cash can be used to meet business needs and obligations, to reinvest in the company for future growth, or to return to our shareowners through dividend payments or share repurchases. Free cash flow is also used by management as one of the performance measures in determining incentive compensation. See the “Financial Condition, Liquidity, and Capital Resources — Cash Flow” section of MD&A for a reconciliation of free cash flow to net cash provided (required) by operating activities and net cash required by investing activities on the Statements of Consolidated Cash Flows.
Executive Summary
Consolidated Operating Results — Net sales increased $133 million, or eight percent, in the three-month comparison. This increase was primarily a result of increased sales of cotton and corn seed and traits in Australia and Argentina, respectively. Net income in first quarter 2011 was income of $0.01 per share, compared with a loss of $0.03 per share in first quarter 2010.
Financial Condition, Liquidity, and Capital Resources — In first quarter 2011, net cash provided by operating activities was $624 million, compared with net cash required of $1,403 million in the prior-year quarter. Net cash required by investing activities was $124 million in first quarter 2011 compared with $197 million in first quarter 2010. Free cash flow was $500 million in first quarter 2011 compared with a negative $1,600 million in the prior-year quarter. This increase is primarily because of a shift in the timing of the U.S. prepay program in first quarter 2011 compared to first quarter 2010 and an increase in collections.
Outlook — We plan to continue to improve our products in order to maintain market leadership and to support near-term performance. We are focused on applying innovation and technology to make our farmer customers more productive and profitable by protecting yields and improving the ways they can produce food, fiber and feed. We use the tools of modern biology to make seeds easier to grow, to allow farmers to do more with fewer resources, and to produce healthier foods for consumers. Our current research and development (R&D) strategy and commercial priorities are focused on bringing our farmer customers second- and third-generation traits, on delivering multiple solutions in one seed (“stacking”), and on developing new pipeline products. Our capabilities in biotechnology and breeding research are generating a rich product pipeline that is expected to drive long-term growth. The viability of our product pipeline depends in part on the speed of regulatory approvals globally, and on continued patent and legal rights to offer our products.
We plan to improve and to grow our vegetable seeds business. We have applied our molecular breeding and marker capabilities to our library of vegetable germplasm. In the future, we will continue to focus on accelerating the potential growth of this business and executing our business plans.
ROUNDUP herbicides remain the largest crop protection brand globally. Following a period of increasing inventories within the global glyphosate market and expansion of global glyphosate production capacity, the market has moved to an oversupply position. As a result, the significant supply of lower-priced generics has caused increased competitive pressure in the market and a decline in the business. We are focused on managing the costs associated with our agricultural chemistry business as that sector matures globally.
See the “Outlook” section of MD&A for a more detailed discussion of some of the opportunities and risks we have identified for our business. For additional information related to the outlook for Monsanto, see “Caution Regarding Forward-Looking Statements” at the beginning of this Report on Form 10-Q, Part II — Item 1A — Risk Factors below and Part I — Item 1A of our Report on Form 10-K for the fiscal year ended Aug. 31, 2010.

RESULTS OF OPERATIONS — FIRST QUARTER FISCAL YEAR 2011

	Three Months Ended Nov. 30,
(Dollars in millions, except per share amounts)	2010	2009	Change

Net Sales	$1,830	$1,697	8%
Gross Profit	818	739	11%
Operating Expenses:
Selling, general and administrative expenses	450	496	(9)%
Research and development expenses	303	267	13%
Restructuring charges, net	7	14	(50)%

Total Operating Expenses	760	777	(2)%

Income (Loss) from Operations	58	(38)	(253)%
Interest expense	43	39	10%
Interest income	(15)	(11)	36%
Other expense (income) — net	12	(12)	(200)%

Income (Loss) from Continuing Operations Before Income Taxes	18	(54)	(133)%
Income tax provision (benefit)	6	(30)	(120)%

Income (Loss) from Continuing Operations Including Portion Attributable to Noncontrolling Interest	12	(24)	(150)%

Discontinued Operations:
Income from operations of discontinued businesses	—	5	NM
Income tax provision	—	—	NM

Income on Discontinued Operations	—	5	NM

Net Income (Loss)	$12	$(19)	(163)%

Less: Net income attributable to noncontrolling interest	6	—	NM

Net Income (Loss) Attributable to Monsanto Company	$6	$(19)	(132)%

Diluted Earnings (Loss) per Share Attributable to Monsanto Company:
Income (loss) from continuing operations	$0.01	$(0.04)	(125)%
Income on discontinued operations	—	0.01	NM

Net Income (Loss) Attributable to Monsanto Company	$0.01	$(0.03)	(133)%

NM = Not Meaningful

Effective Tax Rate	33%	56%

Comparison as a Percent of Net Sales:
Gross profit	45%	44%
Selling, general and administrative expenses	25%	29%
Research and development expenses	17%	16%
Total operating expenses	42%	46%
Income (loss) from continuing operations before income taxes	1%	(3)%
Net income (loss) attributable to Monsanto Company	—	(1)%
The following explanations discuss the significant components of our results of operations that affected the quarter-to-quarter comparison of our first quarter income from continuing operations:
Net sales increased 8 percent in first quarter 2011 from the same quarter a year ago. Our Seeds and Genomics segment net sales increased 13 percent, and our Agricultural Productivity segment net sales remained flat. The following table presents the percentage changes in first quarter 2011 worldwide net sales by segment compared with net sales in the prior-year quarter, including the effect volume, price, currency and acquisitions had on these percentage changes:

	First Quarter 2011 Percentage Change in Net Sales vs. First Quarter 2010
					Impact of
	Volume	Price	Currency	Subtotal	Acquisitions(1)	Net Change

Seeds and Genomics Segment	10%	2%	1%	13%	—	13%
Agricultural Productivity Segment	10%	(11)%	1%	—	—	—
Total Monsanto Company	10%	(3)%	1%	8%	—	8%

(1)	See Note 3 — Business Combinations — and “Financial Condition, Liquidity, and Capital Resources” in MD&A for details of our acquisitions in fiscal years 2011 and 2010. Acquisitions are segregated in this presentation for one year from the acquisition date.
For a more detailed discussion of the factors affecting the net sales comparison, see the “Seeds and Genomics Segment” and the “Agricultural Productivity Segment” sections.
Gross profit increased 11 percent in the three-month comparison. Gross profit as a percent of net sales (gross profit percentage) for the total company increased one percentage point to 45 percent in first quarter 2011 primarily driven by the increase in cotton and corn seed and trait sales. Gross profit percentage in the Seed and Genomics Segment remained flat at 58 percent in first quarter 2011. See the “Seeds and Genomics Segment” section of MD&A for details. Gross profit percentage for the Agricultural Productivity segment remained flat at 21 percent in first quarter 2011. See the “Agricultural Productivity Segment” section of the MD&A for the factors affecting the Agricultural Productivity gross profit.
Operating expenses decreased 2 percent, or $17 million, in first quarter 2011 from the prior-year comparable quarter. In the three-month comparison, selling, general and administrative (SG&A) expenses decreased 9 percent primarily because of lower headcount and timing of spending for marketing and administrative functions. R&D expenses increased 13 percent as we manage more projects in the latter phases of the development cycle. As a percent of net sales, SG&A expenses decreased four percentage points to 25, and R&D expenses increased one percentage point to 17 percent.
Other expense (income) — net was expense of $12 million in first quarter 2011, compared with income of $12 million in the prior-year quarter. The change occurred due to increased foreign currency losses in the current year and the gain recorded on the Seminium acquisition in the prior year.
Income tax provision (benefit) was $6 million in first quarter 2011, an increase of $36 million over the prior-year quarter primarily as a result of the increase in pretax income from continuing operations. The effective tax rate decreased to 33 percent from 56 percent in first quarter 2010. First quarter 2010 included several discrete tax adjustments resulting in a tax benefit of $16 million. The majority of this benefit resulted from the expiration of statutes in several jurisdictions and the resolution of an ex-U.S. audit. In addition, the effective tax rate for first quarter 2010 was affected by restructuring charges in low tax rate jurisdictions. Without these items, our effective tax rate for first quarter 2011 would have been comparable to the 2010 rate.
On Dec. 17, 2010, the retroactive extension of the research and development credit was enacted as part of the Tax Relief, Unemployment Insurance Reauthorization, and Job Creation Act of 2010. We are currently evaluating the financial impact of this legislation. We expect to record a discrete benefit in second quarter 2011 for the prior-year period impact and we expect to record the current year benefit throughout the remainder of fiscal year 2011 as a decrease in the annual effective tax rate.

SEEDS AND GENOMICS SEGMENT

	Three Months Ended Nov. 30,
(Dollars in millions)	2010	2009	Change

Net Sales
Corn seed and traits	$614	$569	8%
Soybean seed and traits	226	201	12%
Cotton seed and traits	112	59	90%
Vegetable seeds	183	173	6%
All other crops seeds and traits	28	29	(3)%

Total Net Sales	$1,163	$1,031	13%

Gross Profit
Corn seed and traits	$339	$304	12%
Soybean seed and traits	153	139	10%
Cotton seed and traits	74	33	124%
Vegetable seeds	113	112	1%
All other crops seeds and traits	—	9	(100)%

Total Gross Profit	$679	$597	14%

EBIT(1)	$(20)	$(57)	(65)%

(1)	EBIT is defined as earnings (loss) before interest and taxes. Interest and taxes are recorded on a total company basis. We do not record these items at the segment level. See Note 22 — Segment Information and the “Overview — Non-GAAP Financial Measures” section of MD&A for further details.
Seeds and Genomics Financial Performance — First Quarter Fiscal Year 2011
Net sales of corn seed and traits increased eight percent, or $45 million, in the three-month comparison, primarily driven by higher volumes in Argentina due to increased planted area and a higher price due to a shift in mix. The increase is also driven by incremental sales from the Seminium acquisition.
Cotton seed and traits net sales increased 90 percent, or $53 million, in the three-month comparison, primarily because of increased acres, higher cotton commodity prices and favorable weather conditions in Australia.
The net sales increases discussed throughout this section resulted in $82 million higher gross profit in first quarter 2011. Gross profit as a percent of sales for this segment remained flat at 58 percent in the quarter-over-quarter comparison.
EBIT for the Seeds and Genomics segment increased $37 million to a loss of $20 million in first quarter 2011.
AGRICULTURAL PRODUCTIVITY SEGMENT

	Three Months Ended Nov. 30,
(Dollars in millions)	2010	2009	Change

Net Sales
Agricultural productivity	$667	$666	NM

Total Net Sales	$667	$666	NM

Gross Profit
Agricultural productivity	$139	$142	(2)%

Total Gross Profit	$139	$142	(2)%

EBIT(1)	$60	$34	76%

NM = Not Meaningful

(1)	EBIT is defined as earnings (loss) before interest and taxes. Interest and taxes are recorded on a total company basis. We do not record these items at the segment level. See Note 22 — Segment Information and the “Overview — Non-GAAP Financial Measures” section of MD&A for further details.

Agricultural Productivity Financial Performance — First Quarter Fiscal Year 2011
Net sales of Agricultural Productivity remained flat in the three-month comparison. Sales volumes of ROUNDUP and other glyphosate-based herbicides increased 13 percent in first quarter 2011 from first quarter 2010. Offsetting this increase, the average net selling price for ROUNDUP and other glyphosate-based herbicides decreased in most regions in first quarter 2011 compared to first quarter 2010 due to previously announced price decreases on our products.
The net sales discussed throughout this section resulted in $3 million lower gross profit in first quarter 2011. Gross profit as a percent of sales for the Agricultural Productivity segment remained flat at 21 percent in first quarter 2011. The average net selling price decrease was offset by an improvement in cost of goods sold because of better throughput cost due to increased capacity in our U.S. facilities for ROUNDUP and other glyphosate-based herbicides. EBIT for the Agricultural Productivity segment increased $26 million to $60 million in first quarter 2011.
RESTRUCTURING
Restructuring charges were recorded in the Statements of Consolidated Operations as follows:

	Three Months Ended Nov. 30,
(Dollars in millions)	2010	2009

Costs of Goods Sold	$—	$—
Restructuring Charges, Net(1)(2)	(7)	(14)

Loss from Continuing Operations Before Income Taxes	(7)	(14)
Income Tax Benefit	3	1

Net Loss	$(4)	$(13)

(1)	For the three months ended Nov. 30, 2010, the $7 million of restructuring charges were split by segment as follows: $ (4) million in Agricultural Productivity and $11 million in Seeds and Genomics. For the three months ended Nov. 30, 2009, the $14 million of restructuring charges were split by segment as follows: $11 million in Agricultural Productivity and $3 million in Seeds and Genomics.

(2)	The restructuring charges for the three months ended Nov. 30, 2010, and Nov. 30, 2009, include reversals of $25 million and $2 million, respectively, related to the 2009 Restructuring Plan. The reversals are primarily related to severance. Although positions originally included in the plan were eliminated, individuals found new roles within the company due to attrition.
On June 23, 2009, our Board of Directors approved a restructuring plan (2009 Restructuring Plan) to take future actions to reduce costs in light of the changing market supply environment for glyphosate. These actions are designed to enable us to stabilize the Agricultural Productivity business and allow it to deliver optimal gross profit and a sustainable level of operating cash in the coming years, while better aligning spending and working capital needs. We also announced that we will take steps to better align the resources of our global seeds and traits business. These actions include certain product and brand rationalization within our seed businesses. On Sept. 9, 2009, we committed to take additional actions related to the previously announced restructuring plan. Furthermore, while implementing the plan, we identified additional opportunities to better align our resources, and on Aug. 26, 2010, committed to take additional actions. The plan was substantially completed in the first quarter of fiscal year 2011, and the remaining payments will be made by the end of the fourth quarter in fiscal year 2011.
The total restructuring costs are now expected to be $750 million and were substantially completed by the end of the first quarter of 2011. The charges are expected to be comprised of approximately $350 million to $360 million in severance and related benefits, $155 million of costs related to facility closures and exit costs and $235 million of asset impairments. Payments related to the 2009 Restructuring Plan will be generated from cash from operations.
The following table displays the pretax charges of $7 million and $14 million incurred by segment under the 2009 Restructuring Plan for the first quarters ended Nov. 30, 2010, and Nov. 30, 2009, respectively, as well as the cumulative pretax charges of $737 million under the 2009 Restructuring Plan.

	Quarter Ended Nov. 30, 2010			Quarter Ended Nov. 30, 2009
	Seeds and	Agricultural		Seeds and	Agricultural
(Dollars in millions)	Genomics	Productivity	Total	Genomics	Productivity	Total

Work Force Reductions	$(11)	$(7)	$(18)	$1	$10	$11
Facility Closures / Exit Costs	22	3	25	1	1	2
Asset Impairments
Property, plant and equipment	—	—	—	1	—	1
Inventory	—	—	—	—	—	—
Other intangible assets	—	—	—	—	—	—

Total Restructuring Charges, Net	$11	$(4)	$7	$3	$11	$14

	Cumulative Amount through Nov. 30, 2010
	Seeds and	Agricultural
(Dollars in millions)	Genomics	Productivity	Total

Work Force Reductions	$249	$103	$352
Facility Closures / Exit Costs	71	81	152
Asset Impairments
Property, plant and equipment	39	5	44
Inventory	117	13	130
Other intangible assets	59	—	59

Total Restructuring Charges, Net	$535	$202	$737

Our written human resource policies are indicative of an ongoing benefit arrangement with respect to severance packages. Benefits paid pursuant to an ongoing benefit arrangement are specifically excluded from the Exit or Disposal Cost Obligations topic of the ASC, therefore severance charges incurred in connection with the 2009 Restructuring Plan are accounted for when probable and estimable as required under the Compensation — Nonretirement Postemployment Benefits topic of the ASC. In addition, when the decision to commit to a restructuring plan requires an asset impairment review, Monsanto evaluates such impairment issues under the Property, Plant and Equipment topic of the ASC.
In first quarter 2011, pretax restructuring charges of $7 million were recorded. The facility closures/ exit costs of $25 million relate primarily to the finalization of the termination of a corn toller contract in the United States. In workforce reductions, approximately $7 million of additional charges were offset by $25 million of reversals. Although positions originally included in the plan were eliminated, individuals found new roles within the company due to attrition. In first quarter 2010, pretax restructuring charges of $14 million were recorded, primarily relating to work force reductions in Europe.
The actions related to the overall restructuring plan are expected to produce annual cost savings of $300 million to $340 million, primarily in cost of goods sold and SG&A. Approximately one-fourth of these savings were recognized in fiscal year 2010, with the full benefit expected to be realized in 2011.

FINANCIAL CONDITION, LIQUIDITY, AND CAPITAL RESOURCES
Working Capital and Financial Condition

	As of Nov. 30,		As of Aug. 31,
(Dollars in millions, except current ratio)	2010	2009	2010

Cash and Cash Equivalents	$1,732	$471	$1,485
Trade Receivables, Net	1,698	2,012	1,590
Inventory, Net	3,331	3,560	2,739
Other Current Assets(1)	1,295	1,388	1,308

Total Current Assets	$8,056	$7,431	$7,122

Short-Term Debt	$394	$281	$241
Accounts Payable	688	765	752
Accrued Liabilities(2)	3,452	2,308	2,548

Total Current Liabilities	$4,534	$3,354	$3,541

Working Capital(3)	$3,522	$4,077	$3,581
Current Ratio(3)	1.78:1	2.22:1	2.01:1

(1)	Includes miscellaneous receivables, deferred tax assets and other current assets.

(2)	Includes income taxes payable, accrued compensation and benefits, accrued marketing programs, deferred revenues, grower production accruals, dividends payable, customer payable, restructuring reserves and miscellaneous short-term accruals.

(3)	Working capital is total current assets less total current liabilities; current ratio represents total current assets divided by total current liabilities.
Nov. 30, 2010, compared with Aug. 31, 2010: Working capital decreased $59 million between Aug. 31, 2010, and Nov. 30, 2010, because of the following factors:
•	Short-term debt increased $153 million primarily due to the reclassification of $136 million from long-term debt due to the acquisition of the Chesterfield Village Research Center in the prior year.

•	Deferred revenue increased $1,119 million due to a change in the U.S. customer prepayment date that was shifted to the month of November.

•	Grower production accruals increased $333 million representing amounts payable to farmers who grow seed for us. This increase is also consistent with the seasonality of our business.
These decreases to working capital between Aug. 31, 2010, and Nov. 30, 2010, were offset by the following factors:
•	Cash and cash equivalents increased $247 million between the respective periods. See the “Cash Flow” section in this section of MD&A for further details of this increase.

•	Inventory increased $592 million between the respective periods primarily because of the seasonality of our U.S. corn and soybean seed business in which the fall harvest of seed products occurs in first quarter of the fiscal year resulting in a higher inventory balance as of Nov. 30, 2010.

•	Accrued marketing programs decreased $269 million due to payouts of several programs during the first quarter 2011.

•	Dividends payable decreased $151 million due to the payment of the quarterly dividend on Oct. 29, 2010.
Nov. 30, 2010, compared with Nov. 30, 2009: Working capital decreased $555 million between Nov. 30, 2010, and Nov. 30, 2009. The following factors decreased working capital as of Nov. 30, 2010, compared with Nov. 30, 2009:
•	Trade receivables decreased $314 million period over period due to increased collections that resulted from the earlier timing of U.S. prepayments in the current year.

•	Inventory decreased $229 million primarily because of decreased production and higher obsolescence reserves.

•	Accrued liabilities increased $1,144 million primarily due to the earlier U.S. customer prepayment date. This change drove an increase in the deferred revenue balance. In addition, market funding accruals increased due to the increase in sales.
These working capital decreases were partially offset by the following factor:
•	Cash and cash equivalents increased $1,261 million between the respective periods. See the “Cash Flow” section in this section of MD&A and the “Cash Flow” section of Monsanto’s Report on Form 10-K for the fiscal year ended Aug. 31, 2010, for further details of this increase.
Customer Financing Programs: We participate in a revolving financing program in Brazil that allows us to transfer up to 1 billion Brazilian reais (approximately $585 million) in customers in Brazil to a special purpose entity, formerly a qualified special purpose entity. Third parties, primarily investment funds, hold an 88 percent senior interest in the entity, and we hold the remaining 12 percent interest. Under the arrangement, a recourse provision requires us to cover the first 12 percent of credit losses within the program. We have evaluated our relationship with the entity under updated guidance within the Consolidation topic of the ASC and, as a result, the entity has been consolidated effective Sept. 1, 2010. For further information, see Note 5 — Variable Interest Entities.
As of Nov. 30, 2010, and Aug. 31, 2010, respectively, there were $1 million and $3 million of receivables sold through this financing program that were delinquent. Based on our historical collection experience with these customers and a current assessment of credit exposure, we recorded our recourse provision at $5 million as of Aug. 31, 2010, and we recorded a bad debt allowance related to these receivables of $2 million as of Nov. 30, 2010. The maximum potential amount of exposure under the program was $13 million and $15 million as of Nov. 30, 2010, and Aug. 31, 2010, respectively. If we are called upon to make payments under the recourse provision, we would have the benefit under the financing program of any amounts subsequently collected from the customer.
We have an agreement in the United States to sell customer receivables up to a maximum of $500 million and to service such accounts. These receivables qualify for sales treatment under the Transfers and Servicing topic of the ASC and, accordingly, the proceeds are included in net cash provided by operating activities in the Statements of Consolidated Cash Flows. The gross amount of receivables sold totaled $3 million and $2 million for the first three months of fiscal year 2011 and 2010, respectively. The agreement includes recourse provisions and thus a liability was established at the time of sale that approximates fair value based upon our historical collection experience with such receivables and a current assessment of credit exposure. The recourse liability recorded by us was $2 million as of Nov. 30, 2010, and Aug. 31, 2010. The maximum potential amount of future payments under the recourse provisions of the agreement was $7 million as of Nov. 30, 2010. The outstanding balance of the receivables sold was $138 million and $223 million as of Nov. 30, 2010, and Aug. 31, 2010, respectively. There were delinquent accounts of $2 million and $3 million as of Nov. 30, 2010, and Aug. 31, 2010, respectively.
We sell accounts receivable in the United States, European regions and Argentina both with and without recourse. These sales qualify for sales treatment under the Transfers and Servicing topic of the ASC and, accordingly, the proceeds are included in net cash provided by operating activities in the Statements of Consolidated Cash Flows. The gross amounts of accounts receivable sold totaled $1 million and $13 million for the first three months of 2011 and 2010, respectively. The liability for the guarantees for sales with recourse is recorded at an amount that approximates fair value, based on our historical collection experience for the customers associated with the sales of the accounts receivable and a current assessment of credit exposure. Our guarantee liability was less than $1 million as of Nov. 30, 2010, and Aug. 31, 2010. The maximum potential amount of future payments under the recourse provisions of the agreements was $42 million as of Nov. 30, 2010. The outstanding balance of the receivables sold was $64 million and $91 million as of Nov. 30, 2010, and Aug. 31, 2010, respectively.
We also have agreements with lenders to establish programs to provide financing of up to 550 million Brazilian reais (approximately $320 million) for selected customers in Brazil. The amount of loans outstanding was $60 million and $100 million as of Nov. 30, 2010, and Aug. 31, 2010, respectively. In this program, we provide a guarantee of the loans in the event of customer default. The maximum potential amount of future payments under the guarantees was $60 million as of

Nov. 30, 2010. The liability for the guarantee is recorded at an amount that approximates fair value, primarily based on our historical collection experience with customers that participate in the program and a current assessment of credit exposure. Our guarantee liability was $1 million and $3 million as of Nov. 30, 2010, and Aug. 31, 2010, respectively. If performance is required under the guarantee, we may retain amounts that are subsequently collected from customers.
We also have similar agreements with banks that provide financing to our customers in the United States, Brazil, Europe and Argentina. The amount of loans outstanding was $78 million and $36 million as of Nov. 30, 2010, and Aug. 31, 2010, respectively. We provide a guarantee of the loans in the event of customer default. The maximum potential amount of future payments under the guarantees was $76 million as of Nov. 30, 2010. The liability for the guarantee is recorded at an amount that approximates fair value, primarily based on our historical collection experience with customers that participate in the program and a current assessment of credit exposure. Our guarantee liability was $1 million and $2 million as of Nov. 30, 2010, and Aug. 31, 2010, respectively.
Cash Flow

	Three Months Ended Nov. 30,
(Dollars in millions)	2010	2009

Net Cash Provided (Required) by Operating Activities	$624	$(1,403)
Net Cash Required by Investing Activities	(124)	(197)

Free Cash Flow(1)	500	(1,600)

Net Cash (Required) Provided by Financing Activities	(340)	102
Cash Assumed from Initial Consolidation of Variable Interest Entities	77	—
Effect of Exchange Rate Changes on Cash and Cash Equivalents	10	13

Net Increase (Decrease) in Cash and Cash Equivalents	247	(1,485)
Cash and Cash Equivalents at Beginning of Period	1,485	1,956

Cash and Cash Equivalents at End of Period	$1,732	$471

(1)	Free cash flow represents the total of net cash provided or required by operating activities and provided or required by investing activities (see the “Non-GAAP Financial Measures” section in MD&A for a further discussion).
Cash provided by operating activities was $624 million in first quarter 2011 compared with cash required by operating activities of $1,403 million in first quarter 2010. Cash provided by operating activities increased $2,027 million in first quarter 2011, primarily because of a shift in timing of the U.S. prepay program this year. This caused an increase in deferred revenue and a source of cash from trade receivables. Further contributing to the increase in operating activities, accounts payable and accrued liabilities used less cash during the three months ended Nov. 30, 2010, primarily due to the high level of customer refunds paid in the first quarter of the prior year.
Cash required by investing activities was $124 million in first quarter 2011 compared to cash required of $197 million in first quarter 2010. Our capital expenditures decreased $67 million in the three-month comparison, to $125 million.
The amount of cash required by financing activities was $340 million in first quarter 2011 compared with a source of cash of $102 million in first quarter 2010. The net change in short-term financing was a source of cash of $71 million in first quarter 2011 compared with a source of cash of $295 million in the prior-year quarter primarily due to the commercial paper borrowings during the prior year quarter. Further, treasury stock purchases increased $203 million as we increased our repurchase of shares compared to the same period in the prior year.

Capital Resources and Liquidity

	As of Nov. 30,		As of Aug. 31,
(Dollars in millions, except debt-to-capital ratio)	2010	2009	2010

Short-Term Debt	$394	$281	$241
Long-Term Debt	1,728	1,724	1,862
Total Shareowners’ Equity	10,077	10,286	10,099
Debt-to-Capital Ratio	17%	16%	17%

A major source of our liquidity is operating cash flows, which are derived from net income. This cash-generating capability provides us with the financial flexibility we need to meet operating, investing and financing needs. To the extent that cash provided by operating activities is not sufficient to fund our cash needs, which generally occurs during the first and third quarters of the fiscal year because of the seasonal nature of our business, short-term commercial paper borrowings are used to finance these requirements. Although the commercial paper market has not fully returned to historical levels, the market is available to those companies with high short-term credit ratings such as Monsanto. We anticipate accessing the commercial paper markets in 2011 for short periods of time to finance working capital needs and do not believe our options will be limited. We had no commercial paper borrowings outstanding at Nov. 30, 2010.
Total debt outstanding increased $117 million between Nov. 30, 2009, and Nov. 30, 2010, primarily because we acquired the Chesterfield Village Research Center in April 2010 for $435 million of which $111 million was paid in fiscal year 2010 and $324 million is included within short-term debt as of Nov. 30, 2010. This increase was offset by lower commercial paper borrowings outstanding as of Nov. 30, 2010.
We plan to issue new fixed-rate debt on or before Aug. 15, 2012, to repay $484 million of 7 ⅜% Senior Notes that are due on Aug. 15, 2012. In March 2009, we entered into forward starting interest rate swaps with a total notional amount of $250 million. In August 2010, we entered into forward starting interest rate swaps with a total notional amount of $225 million. Our purpose was to hedge the variability of the forecasted interest payments on this expected debt issuance that may result from changes in the benchmark interest rate until the debt is issued.
We plan to issue additional fixed-rate debt on or before April 15, 2011. In July 2010, we entered into forward starting interest rate swaps with a notional amount of $300 million. Our purpose was to hedge the variability of the forecasted interest payments on this expected debt issuance that may result from changes in the benchmark interest rate before the debt is issued.
Dividend: In December 2010, we declared a quarterly dividend of 28 cents payable on Jan. 28, 2011, to shareowners of record as of Jan. 7, 2011.
Capital Expenditures: We expect 2011 capital expenditures to be in the range of $600 million to $700 million compared with $755 million in 2010. The primary driver of this decrease is lower spending on projects to expand corn seed production facilities and R&D facilities compared to prior year.
2010 Acquisitions: In April 2010, we acquired a corn and soybean processing plant located in Paine, Chile from Anasac, a Santiago-based company that provides seed processing services. The total cash paid and the fair value of the acquisition were $34 million, and the purchase price was primarily allocated to fixed assets, goodwill, and intangibles.
In October 2009, we acquired the remaining 51 percent equity interest in Seminium, S.A. (Seminium), a leading Argentinean corn seed company. The total fair value of Seminium was $36 million. This fair value includes $20 million of cash paid (net of cash acquired) and $16 million for the fair value of Monsanto’s 49 percent equity interest in Seminium held prior to the acquisition.
2011 Contractual Obligations: There have been no significant changes to the contractual obligations table as disclosed in our Annual Report on Form 10-K for the year ended Aug. 31, 2010.

Off-Balance Sheet Arrangement
Under our Separation Agreement with Pharmacia, we are required to indemnify Pharmacia for certain matters, such as environmental remediation obligations and litigation. To the extent we are currently managing any such matters, we evaluate them in the course of managing our own potential liabilities and establish reserves as appropriate. However, additional matters may arise in the future, and we may manage, settle or pay judgments or damages with respect to those matters in order to mitigate contingent liability and protect Pharmacia and Monsanto. See Note 21 — Commitments and Contingencies and Part II — Item 1 — Legal Proceedings — for further information.
We have entered into various customer financing programs which are accounted for in accordance with the Transfers and Servicing topic of the ASC. See Note 4 — Customer Financing Programs — for further information.
OUTLOOK
We believe we have achieved an industry-leading position in the areas in which we compete in both of our business segments. However, the outlook for each part of our business is quite different. In the Seeds and Genomics segment, our seeds and traits business is expected to expand via our investment in new products. In the Agricultural Productivity segment, we expect to deliver competitive products in a more stable business.
We believe that our company is positioned to deliver value-added products to growers enabling us to grow our gross profit in the future. We expect to see strong cash flow in the future, and we remain committed to returning value to shareowners through vehicles such as investments that expand the business, dividends and share repurchases. We will remain focused on cost and cash management for each segment, both to support the progress we have made in managing our investment in working capital and to realize the full earnings potential of our businesses. We plan to continue to seek additional external financing opportunities for our customers as a way to manage receivables for each of our segments.
Economic activity in the United States and globally appears to be recovering from the slowdown seen in fiscal year 2009, though credit availability is still restrained. Outside of the United States, our businesses will continue to face additional challenges related to the risks inherent in operating in emerging markets. We expect to continue to monitor these developments and the challenges and issues they place on our business. We believe we have taken appropriate measures to manage our credit exposure, which has the potential to affect sales negatively in the near term. In addition, volatility in foreign currency exchange rates may negatively affect our profitability, the book value of our assets outside the United States, and our shareowners’ equity.
Seeds and Genomics
Our capabilities in plant breeding and biotechnology research are generating a rich and balanced product pipeline that we expect will drive long-term growth. We plan to continue to invest in the areas of seeds, genomics and biotechnology and to invest in technology arrangements that have the potential to increase the efficiency and effectiveness of our R&D efforts. We believe that our seeds and traits businesses will have significant near-term growth opportunities through a combination of improved breeding and continued growth of stacked and second-generation biotech traits.
We expect advanced breeding techniques combined with improved production practices and capital investments will continue to contribute to improved germplasm quality and yields for our seed offerings, leading to increased global demand for both our branded germplasm and our licensed germplasm. Our vegetable portfolio is focused on 23 crops. We plan to continue applying our molecular breeding and marker capabilities to our vegetable seeds germplasm, which we expect will lead to business growth. The business integration into a global platform along with a number of process improvements has improved our abilities to develop and deliver new, innovative products to our broad customer base. The acquisition of Aly Participacoes Ltda. will enable us to combine our areas of breeding expertise to enhance yields in sugarcane, a crop that is vital to addressing growing global food and fuel demands. We also plan to continue making strategic acquisitions in our seed businesses to grow our branded seed market share, expand our germplasm library and strengthen our global breeding programs. We expect to see continued competition in seeds and genomics. We believe we will have a competitive advantage because of our global breeding capabilities and our multiple-channel sales approach in the United States for corn and soybean seeds.
Commercialization of second- and third-generation traits and the stacking of multiple traits in corn and cotton are expected to increase penetration in approved markets, particularly as we continue to price our traits in line with the value growers have experienced. In 2010, we saw higher-value, stacked-trait products representing a larger share of our total U.S. corn seed sales than they did in 2009. We experienced an increase in competition in biotechnology as more competitors launched traits in the United States and internationally. Acquisitions may also present mid to longer term opportunities to increase penetration of our traits. We believe our competitive position continues to enable us to deliver second- and third-generation traits when our competitors are delivering their first-generation traits.
Key regulatory approvals were obtained for the 2010 commercial launch of our next generation corn product. GENUITY SMARTSTAX, a product that contains five proteins that control important above ground (corn borer, corn ear worm) and below ground (corn root worm) pests and provides tolerance to the herbicides glyphosate and glufosinate, uses multiple modes of action for insect control, the proven means to enhance performance, reduce structured refuge and maintain long-term durability of corn trait technology. GENUITY SMARTSTAX uniquely features a combination of weed and insect control traits that significantly reduces the risk of resistance for both above and below ground pests. As a result, the U.S. EPA and the Canadian Food Inspection Agency allowed reduction of the typical structured farm refuge from 20 percent to 5 percent for GENUITY SMARTSTAX in the U.S. Corn Belt and Canada and from 50 percent to 20 percent for the U.S. Cotton Belt. GENUITY SMARTSTAX corn was launched in the United States in 2010.
Full regulatory submissions were completed for a 5 percent refuge-in-a-bag (RIB) seed blend to the U.S. EPA for GENUITY SMARTSTAX and GENUITY VT DOUBLE PRO. GENUITY SMARTSTAX and VT DOUBLE PRO RIB would provide a single bag solution to enable farmers in the Corn Belt to plant corn without a separate refuge.
We have recently received Brazilian National Technical Biosafety Committee approval for BT ROUNDUP READY 2 YIELD soybeans, which is an important step toward commercialization of the first biotechnology trait developed specifically for a non-US market. Key import submissions are under regulatory review. Other global cultivation opportunities were also expanded for corn and cotton with approval of GENUITY VT TRIPLE PRO in Argentina, YIELDGARD VT PRO and GENUITY VT DOUBLE PRO in South Africa, BOLLGARD II Cotton in Brazil and corn field trials in Mexico, Vietnam and Pakistan.
During 2007, we announced a long-term joint R&D and commercialization collaboration in plant biotechnology with BASF that will focus on high-yielding crops and crops that are tolerant to adverse conditions such as drought. We have completed all North American and key import country regulatory submissions for the first biotech drought-tolerant corn product. Pending necessary approvals, we expect to move to on-farm testing plots with growers around 2012 to obtain on-farm data. Over the long-term life of the collaboration, we and BASF will dedicate a joint budget of potentially $2.5 billion to fund a dedicated pipeline of yield and stress tolerance traits for corn, soybeans, cotton, canola and wheat.
Our international traits businesses, in particular, will continue to face unpredictable regulatory environments that may be highly politicized. We operate in volatile, and often difficult, economic environments. Although we see growth potential in our India cotton business with the ongoing conversion to higher planting rates with hybrids and BOLLGARD II, this business is currently operating under state governmental pricing directives that we believe limit near-term earnings potential in India.
In Brazil, notwithstanding continuing and varied legal challenges by private and governmental parties, we expect to continue to operate our dual-track business model of certified seeds and our point-of-delivery payment system (ROUNDUP READY soybeans) or our indemnification collection system (BOLLGARD cotton) to ensure that we capture value on all of our ROUNDUP READY soybeans and BOLLGARD cotton crops grown there. Income is expected to grow as farmers choose to plant more of these approved traits. Although Brazilian law clearly states that these products protected by pipeline patents have the duration of the U.S. patent (2014 for ROUNDUP READY soybeans and 2011 for BOLLGARD cotton), legal rulings have not consistently achieved that outcome. Continued commercial approval of new products such as the recently approved VT DOUBLE PRO, YIELDGARD VT PRO, YIELDGARD ROUNDUP READY 2, YIELDGARD Corn Borer and BT ROUNDUP READY 2 YIELD soybeans will provide the opportunity for a step change in contributions from seeds and traits in Brazil. As noted above, YIELDGARD Corn Borer and YIELDGARD VT PRO were approved recently, and were planted in the recent growing seasons. The agricultural economy in Brazil could be impacted by global commodity prices, particularly for corn and soybeans. We continue to maintain our strict credit policy, expand our grain-based collection system, and focus on cash collection and sales, as part of a continuous effort to manage our Brazilian risk against such volatility.
Efforts to secure an orderly system in Argentina to support the introduction of new technology products are underway. We do not plan to collect on first generation ROUNDUP READY soybeans and we do not plan to commercialize new soybean or cotton traits in Argentina until we can achieve more certainty that we will be compensated for providing the technology. In December 2010, following growers planting more than half of the Northern provinces of Argentina signing a contractual agreement to pay for each use of new BT ROUNDUP READY 2 Yield soybeans (if they choose to plant the technology), Monsanto submitted the regulatory dossier for a planting approval in Argentina. More growers and grain handler agreements will be essential prior to a launch in the Northern provinces. We have no certainty these discussions will lead to an income producing outcome.
In March 2008, a judge of the French Supreme Administrative court (Conseil d’Etat) rejected an application for interim relief by French farmers, French grower associations and various companies, including Monsanto, to overturn the French government’s suspension of planting of YIELDGARD Corn Borer pending review and completion under a new regulatory regime. The outcome means that there will be no additional sales or planting of this product in France during the forthcoming growing season. The European Food Safety Authority (EFSA) has issued an opinion that the French suspension is not supported on a scientific basis. The case has now been referred to the European Court of Justice (ECJ) and the ban remains in place. On April 17, 2009, Germany undertook a procedural action under European law and banned the planting of YIELDGARD Corn Borer. We sought interim relief to overturn the ban which the German administrative courts denied. As a result, there will be no sales or planting of MON810 products in Germany this growing season. The court proceedings are postponed pending the outcome of administrative proceedings. Other European Union Member States (e.g., Austria, Luxembourg and Greece) have also invoked procedural measures but we have focused our legal challenges to those countries with significant corn plantings.
Agricultural Productivity
Our Agricultural Productivity gross profit peaked in 2008, declined slightly in 2009 and declined significantly in 2010. The structural changes that have occurred in the global glyphosate market, including oversupply and overcapacity at the manufacturing level, have created a significant compression in the manufacturer’s margin. We believe this structural change is permanent and will therefore have a long term impact on the level of profits and cash generated by this business. While we expect the business to continue to be cash positive, we have oriented the focus of Monsanto’s agricultural productivity business to strategically support Monsanto’s ROUNDUP READY crops through our weed management platform that delivers compelling weed control offerings for farmers.
We have submitted a mine plan to the U.S. Bureau of Land Management (BLM) regarding a new phosphate ore mine near Soda Springs, Idaho, that we intend to use to meet existing and future production demands for our ROUNDUP herbicides and licensed glyphosate. BLM is in the process of finalizing an Environmental Impact Statement (EIS) for the mine. We anticipate receiving regulatory approvals for our new mine in fiscal year 2011. However, we are aware that certain environmental groups have initiated litigation against other phosphate producers to disrupt and delay the permitting process.
Other Information
As discussed in Note 21 — Commitments and Contingencies and Part II — Item 1 — Legal Proceedings, Monsanto is involved in a number of lawsuits and claims relating to a variety of issues. Many of these lawsuits relate to intellectual property disputes. We expect that such disputes will continue to occur as the agricultural biotechnology industry evolves. Third parties, including non-governmental organizations, have challenged the validity or enforceability of patents issued to the company regarding our biotechnology products. For additional information related to the outlook for Monsanto, see “Caution Regarding Forward-Looking Statements” at the beginning of this Report on Form 10-Q, Part II — Item 1A — Risk Factors below and Part I — Item 1A of our Report on Form 10-K for the fiscal year ended Aug. 31, 2010.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
In preparing our financial statements, we must select and apply various accounting policies. Our most significant policies are described in Part II — Item 8 — Note 2 — Significant Accounting Policies — to the consolidated financial statements contained in our Report on Form 10-K for the fiscal year ended Aug. 31, 2010. In order to apply our accounting policies, we often need to make estimates based on judgments about future events. In making such estimates, we rely on historical experience, market and other conditions, and on assumptions that we believe to be reasonable. However, by its nature the estimation process is uncertain, given that estimates depend on events over which we may not have control. If market and other conditions change from those that we anticipate, our financial condition, results of operations, or liquidity may be affected materially. In addition, if our assumptions change, we may need to revise our estimates or take other corrective actions, either of which may have a material effect on our financial condition, results of operations, or liquidity.
The estimates that have a higher degree of inherent uncertainty and require our most significant judgments are outlined in Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our Report on Form 10-K for fiscal year ended Aug. 31, 2010. Had we used estimates different from any of those contained in such Report on Form 10-K, our financial condition, profitability, or liquidity for the current period could have been materially different from those presented in this Form 10-Q.
NEW ACCOUNTING STANDARDS
In July 2010, the FASB issued a new update that requires enhanced disclosures regarding credit quality and the related allowance for credit losses of financing receivables. The new disclosures will require additional information for nonaccrual and past due accounts, the allowance for credit losses, impaired loans, credit quality, and account modifications. Accordingly, we will include the new disclosure requirements as of the end of the reporting period beginning in second quarter 2011, and the disclosures related to activities during the reporting period beginning in our third quarter 2011. We are currently evaluating the disclosure impact of including this update on the consolidated financial statements.
In January 2010, the FASB issued an amendment to the Fair Value Measurements and Disclosures topic of the ASC. This amendment requires disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. It also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. This amendment was effective for periods beginning after Dec. 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements, which will be effective for fiscal years beginning after Dec. 15, 2010, and for interim periods within those fiscal years. Accordingly, we prospectively adopted this amendment in third quarter 2010, and adopted the additional Level 3 requirements in fiscal year 2011. See Note 14 — Fair Value Measurements — for the new disclosures.
In June 2009, the FASB issued a standard that requires an analysis to determine whether a variable interest gives the entity a controlling financial interest in a variable interest entity. This statement requires an ongoing reassessment and eliminates the quantitative approach previously required for determining whether an entity is the primary beneficiary. This standard is effective for fiscal years beginning after Nov. 15, 2009. Accordingly, we adopted this standard on Sept. 1, 2010. See Note 5 — Variable Interest Entities — for the disclosures required by this standard.
In June 2009, the FASB issued a standard that removes the concept of a qualifying special-purpose entity (QSPE) from GAAP and removes the exception from applying consolidation principles to a QSPE. This standard also clarifies the requirements for isolation and limitations on portions of financial assets that are eligible for sale accounting. This standard is effective for fiscal years beginning after Nov. 15, 2009. Accordingly, we adopted this standard in first quarter fiscal year 2011. See Note 4 — Customer Financing Programs — for additional discussion regarding the impact on our QSPE related to a Brazilian financing program and other financing programs.